As filed with the Securities and Exchange Commission on June 23, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
Under
The Securities Act of 1933

PAIN THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1911336 (I.R.S. Employer Identification Number)

416 Browning Avenue
South San Francisco, CA 94080
(650) 624-8200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Remi Barbier
President and Chief Executive Officer
and Director
Pain Therapeutics, Inc.
416 Browning Way
South San Francisco, CA 94080
(650) 624-8200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael J. O’Donnell, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

               Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Share (1)	Price (1)	Registration Fee

Common Stock, $0.001 par value per share	5,000,000 shares	$6.29	$31,450,000	$2,544.31

(1)	The price of $6.29 per share, which was the average of the high and low prices of the Registrant’s common stock on the Nasdaq National Market on June 18, 2003 is set forth solely for the purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act. The shares are being registered pursuant hereto for the sole purpose of making them available for loans to broker dealers from time to time.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

5,000,000 Shares

PAIN THERAPEUTICS, INC.

Common Stock

          This prospectus relates to shares of common stock of Pain Therapeutics, Inc. that Remi Barbier, our president and chief executive officer (whom we refer to as the “Lender”) may loan from time to time to broker-dealers. The Lender does not intend to sell any shares pursuant to this prospectus and anticipates that all shares loaned pursuant to this prospectus will be returned to the Lender in accordance with the loan agreements to be entered into between the Lender and such broker-dealers.

          The Lender may lend the shares to a broker-dealer for delivery on its own behalf or on behalf of its clients, to settle third party short sales of our common stock, or for the purpose of returning shares previously borrowed by broker-dealers to settle short sales. Such sales will be made in the over-the-counter market at market prices prevailing at the time of sale or at prices related to such market prices. Shares that have been returned to the Lender may be reborrowed. The number of shares loaned by the Lender may not exceed [5,000,000] at any time. See “Plan of Distribution.”

          Our common stock is listed on the Nasdaq National Market under the symbol “PTIE.” On June 17, 2003, the closing price for our common stock was $6.25 per share.

Investing in our Common Stock involves certain risks.
See “Risk Factors” beginning on page 2.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 23, 2003.

Pain Therapeutics, Inc.
Forward-Looking Statements
RISK FACTORS
USE OF PROCEEDS
REGISTERING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
SIGNATURES
Index to Exhibits
EXHIBIT 5.1
EXHIBIT 23.2
EXHIBIT 23.3
EXHIBIT 99.1

          No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Pain Therapeutics, Inc. (referred to in this prospectus as “Pain,” the “Company,” the “Registrant,” “we” and “our”), the Lender or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

-i-

Pain Therapeutics, Inc.

     Pain Therapeutics, Inc., is developing a new generation of opioid painkillers with improved clinical benefits. We believe our drugs will offer enhanced pain relief and reduced tolerance/physical dependence or addiction potential compared to existing opioid painkillers. If approved by the Food and Drug Administration, or FDA, we believe our proprietary drugs could replace certain existing opioid painkillers commonly used to treat moderate to severe pain. The Company was incorporated in Delaware in May 1998. The Company’s principal executive offices are located at 416 Browning Way, South San Francisco, California, 94080 and the telephone number at that address is (650) 624-8200.

Forward-Looking Statements

     This prospectus contains forward-looking statements that are based upon current expectations that are within the meaning of the Private Securities Reform Act of 1995. It is the Company’s intent that such statements be protected by the safe harbor created thereby. Forward-looking statements involve risks and uncertainties and our actual results and the timing of events may differ significantly from the results discussed in the forward-looking statements. Examples of such forward-looking statements include, but are not limited to: statements about future operating losses and anticipated operating and capital expenditures; statements about the potential benefits of our drug candidates; statements relating to the timing or anticipated results of our clinical development of its drug candidates; statements about the size of the potential market for our products; statements about upcoming announcements by the Company; statements relating to the utility of our intellectual property; statements about expected future sources of revenue and capital; statements about potential competitors or products; statements about future market acceptance of our drug candidates; statements about expenses increasing substantially or fluctuating; statements about future expectations regarding trade secrets, technological innovations, licensing agreements and outsourcing of certain business functions; statements about anticipated hiring; statements about the sufficiency of our current resources to fund our future operations; statements about cash requirements; statements about future negative operating cash flows; statements about fluctuations in our operating results; and statements about development of our internal systems and infrastructure.

     Such forward-looking statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product approval (including the risk that current and past results of clinical trials are not indicative of future results of clinical trials), the uncertainty of patent protection for the Company’s intellectual property or trade secrets, potential infringement of the intellectual property rights or trade secrets of third parties and the Company’s ability to obtain additional financing if necessary. In addition such statements are subject to the risks and uncertainties discussed in the “Risk Factors” section and elsewhere in this prospectus.

RISK FACTORS

     Our future operating results may vary substantially from anticipated results due to a number of factors, many of which are beyond our control. The following discussion highlights some of these factors and the possible impact of these factors on future results of operations. You should carefully consider these factors before making an investment decision. If any of the following factors actually occur, our business, financial condition or results of operations could be harmed. In that case, the price of our common stock could decline, and you could experience losses on your investment.

Risks Relating to our Financial Position and Need for Financing

Our brief operating history may make it difficult for you to evaluate the success of our business to date and to assess its future viability.

     We were founded in May 1998 and are in the development stage. Our operations to date have been limited to organizing and staffing our company, acquiring, developing and securing our technology and undertaking preclinical studies and clinical trials. We have not yet demonstrated our ability to obtain regulatory approval, formulate and manufacture product or conduct sales and marketing activities. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

We have a history of losses and expect to incur substantial losses and negative operating cash flows for the foreseeable future.

     We have incurred net losses each year since our inception. As a result of ongoing operating losses, we had an accumulated deficit of $52.6 million as of December 31, 2002. Even if we succeed in developing and commercializing one or more of our drugs, we expect to continue to incur substantial losses for the foreseeable future, and we may never become profitable. We anticipate that our expenses will increase substantially in the foreseeable future as we:

•	continue to undertake preclinical and clinical trials for our product candidates, including the planned initiation of a Phase III trial of Oxytrex™;

•	seek regulatory approvals for our product candidates;

•	develop, formulate, manufacture and commercialize our drugs;

•	implement additional internal systems and develop new infrastructure;

•	acquire or in-license additional products or technologies, or expand the use of our technology;

•	maintain, defend and expand the scope of our intellectual property; and

•	hire additional personnel.

     We will need to generate significant revenues to achieve and maintain profitability. If we cannot successfully develop and commercialize our products, we will not be able to generate such revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the market price of our common stock.

If we cannot raise additional capital on acceptable terms, we may be unable to complete planned additional clinical trials of any or some of our product candidates.

     We have funded all of our operations and capital expenditures with the proceeds from public and private stock offerings. We expect that our current cash and cash equivalents on hand will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months. However, we may need to raise additional funds sooner and additional financing may not be available on favorable terms, if at all. Even if we succeed in selling additional equity or convertible debt securities to raise funds, our existing stockholders’ ownership percentage would be reduced and new investors may demand rights, preferences or privileges senior to those of existing stockholders.

     If we do not succeed in raising additional funds, we may be unable to complete planned clinical trials or obtain FDA approval of our product candidates, and we could be forced to discontinue product development, reduce sales and marketing efforts and forego attractive business opportunities.

Clinical and Regulatory Risks

If we are unable to design, conduct and complete clinical trials successfully, we will not be able to submit a new drug application to the FDA.

     In order to obtain FDA approval of any of our product candidates, we must submit to the FDA a New Drug Application, or NDA, which demonstrates that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as preclinical studies, as well as human tests, which are referred to as clinical trials.

     We have several drug candidates in various stages of clinical testing. We have completed enrolling patients in a 21-day Phase II study of Oxytrex™ in patients with severe osteoarthritic pain. We expect to announce the results from this study in the second quarter of 2003. If clinical data from the 21-day Phase II study does not support further clinical studies of Oxytrex™, we may also elect to discontinue further development of drug candidates that utilize technology we licensed from Albert Einstein College of Medicine. In the event that clinical data from this study supports further clinical studies of Oxytrex™, we have designed and plan to announce initiation in the second quarter of 2003 a Phase III clinical trial of Oxytrex™ to demonstrate the safety and efficacy of Oxytrex™ in patients with documented severe chronic low back pain. We will have to commit substantial time and additional resources to conducting further preclinical and clinical studies in several types of pain before we can submit NDAs with respect to any of our product candidates.

     Clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous requirements. The clinical trial process is also time consuming. Furthermore, if we or the FDA believe that participating patients are being exposed to unacceptable health risks, we will have to suspend our clinical trials. Failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon clinical trials or to repeat clinical studies.

Success in early trials may not predict success of future trials.

     Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful. Results of later clinical trials may not replicate the results of prior clinical trials and pre-clinical testing.

     Even if our clinical trials are completed as planned, their results may not support our product claims. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. Such failure would cause us to abandon a product candidate and could delay development of other product candidates.

Clinical trial designs that were discussed and agreed upon with authorities prior to their commencement may subsequently be considered insufficient for approval at the time of application for regulatory approval.

     We discuss with and obtain guidance from regulatory authorities on certain of our clinical trials. Over the course of conducting our clinical trials, circumstances may change, such as standards of safety or efficacy, that could affect regulatory authorities’ perception of the adequacy of any of our trial designs. Even with successful clinical safety and efficacy data, we may be required to conduct additional, expensive trials to obtain regulatory approval.

If we fail to obtain the necessary regulatory approvals, we will not be allowed to commercialize our drugs, and we will not generate product revenues.

     Satisfaction of all regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product candidate, and requires the expenditure of substantial resources for research and development and testing. Our research and clinical approaches may not lead to drugs that the FDA considers safe for humans and effective for indicated uses. The FDA may require us to conduct additional clinical testing, in which case we would have to expend additional time and resources. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and product revenues from, our product candidates;

•	impose costly procedures on us; and

•	diminish the competitive advantages that we would otherwise enjoy.

     Even if we comply with all FDA requests, the FDA may ultimately deny one or more of our NDAs, and we may never obtain regulatory approval for any of our product candidates. If we fail to achieve regulatory approval of any of our leading product candidates we will have fewer saleable products and corresponding product revenues. Even if we receive regulatory approval of our products, such approval may involve limitations on the indicated uses or marketing claims we may make for our products. Further, later discovery of previously unknown problems could result in additional regulatory restrictions, including withdrawal of products. The FDA may also require us to commit to perform post-approval studies, for which we would have to expend additional resources, which could have an adverse effect on our operating results and financial condition.

     In foreign jurisdictions, we must receive marketing authorizations from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the aforementioned requirements and risks associated with FDA approval.

The DEA limits the availability of the active ingredients in our current product candidates and, as a result, our quota may not be sufficient to complete clinical trials, meet commercial demand or may result in clinical delays.

     The DEA regulates chemical compounds as Schedule I, II, III, IV or V substances, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest risk. The active ingredients in our current product candidates, including morphine, hydrocodone and oxycodone, are listed by the DEA as Schedule II or III substances under the Controlled Substances Act of 1970. Consequently, their manufacture, shipment, storage, sale and use are subject to a high degree of regulation. For example, all Schedule II drug prescriptions must be signed by a physician, physically presented to a pharmacist and may not be refilled without a new prescription. Furthermore, the amount of Schedule II substances we can obtain for clinical trials and commercial distribution is limited by the DEA and our quota may not be sufficient to complete clinical trials or meet commercial demand. There is a risk that DEA regulations may interfere with the supply of the drugs used in our clinical trials, and in the future, our ability to produce and distribute our products in the volume needed to meet commercial demand.

Government agencies may establish and promulgate guidelines that directly apply to us and our products that may affect the use of our drugs.

     Government agencies, professional societies, and other groups may establish guidelines that apply to our drugs. These guidelines could address such matters as usage and dose, among other factors. Application of such guidelines could mitigate the use of our drugs.

Conducting clinical trials of our product candidates exposes us to expensive product liability claims and we may not be able to maintain product liability insurance on reasonable terms or at all.

     The risk of product liability is inherent in the testing of medical products. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit or terminate testing of one or more of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of our products. We currently carry clinical trial insurance but do not carry product liability insurance. We may not be able to obtain such insurance at a reasonable cost, if at all. If our agreements with any future corporate collaborators entitle us to indemnification against product liability losses, such indemnification may not be available or adequate should any claim arise.

Risks Relating to Commercialization

If physicians and patients do not accept and use our drugs, we will not achieve sufficient product revenues and our business will suffer.

     Even if the FDA approves our drugs, physicians and patients may not accept and use them. Acceptance and use of our drugs will depend on a number of factors including:

•	perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our drugs;

•	cost-effectiveness of our drugs relative to competing products;

•	availability of reimbursement for our products from government or healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

     Because we expect to rely on sales generated by our current lead product candidates for substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

If we are unable to develop our own sales, marketing and distribution capabilities, or if we are not successful in contracting with third parties for these services on favorable terms, our product revenues could be disappointing.

     We currently have no sales, marketing or distribution capabilities. In order to commercialize our products, if any are approved by the FDA, we will either have to develop such capabilities internally or collaborate with third parties who can perform these services for us. If we decide to commercialize any of our drugs ourselves, we may not be able to hire the necessary experienced personnel and build sales, marketing and distribution operations which are capable of successfully launching new drugs and generating sufficient product revenues. In addition, establishing such operations will take time and involve significant expense.

     If we decide to enter into co-promotion or other licensing arrangements with third parties, we may be unable to locate acceptable collaborators because the significant number of recent business combinations among pharmaceutical companies has resulted in a reduced number of potential future collaborators. Even if we are able to identify one or more acceptable collaborators, we may not be able to enter into any collaborative arrangements on favorable terms, or at all.

     In addition, due to the nature of the market for pain management products, it may be necessary for us to license all or substantially all of our product candidates to a single collaborator, thereby eliminating our opportunity to commercialize other pain management products independently. If we enter into any collaborative arrangements, our product revenues are likely to be lower than if we marketed and sold our products ourselves.

     In addition, any revenues we receive would depend upon the our collaborators’ efforts which may not be adequate due to lack of attention or resource commitments, management turnover, change of strategic focus, further business combinations or other factors outside of our control. Depending upon the terms of our collaboration, the remedies we have against an under-performing collaborator may be limited. If we were to terminate the relationship, it may be difficult or impossible to find a replacement collaborator on acceptable terms, or at all.

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues and our business will suffer.

     The market for our product candidates is characterized by intense competition and rapid technological advances. If our products receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products are unable to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

     We will compete for market share against fully integrated pharmaceutical companies or other companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have opioid painkillers already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking preclinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing, distributing and selling drugs.

Our ability to generate product revenues will be diminished if we fail to obtain acceptable prices or an adequate level of reimbursement for our products from healthcare payers.

     Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;

•	private health maintenance organizations and health insurers; and

•	other healthcare payers.

     Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, health maintenance organizations and managed care organizations, are challenging the prices charged for medical products and services and/or are seeking pharmacoeconomic data to justify formulary acceptance and reimbursement practices. Government and other healthcare payers increasingly are attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs, and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has or has not granted labeling approval. Third-party insurance coverage may not be available to patients for any products we discover and develop, alone or with collaborators. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for our products, market acceptance of them could be limited.

Risks Relating to our Intellectual Property

If we are unable to protect our intellectual property our competitors could develop and market products with similar features that may reduce demand for our products.

     Our success, competitive position and potential future revenues will depend in part on our ability to protect our intellectual property. If either we, Albert Einstein College of Medicine or our other collaborators fail to file, prosecute or maintain certain patents, our competitors could market products that contain features and clinical benefits similar to those of our products, and demand for our products could decline as a result. In January 2003, the U.S. Patent and Trademark Office disclosed that a law firm for an unidentified third-party filed requests for an Ex Parte Reexamination related to certain claims on patents we exclusively licensed from Albert Einstein College of Medicine. An adverse outcome of the reexamination process could result in loss of claims of these patents that pertain to certain drugs we have currently under development.

     We intend to file additional patent applications relating to our technology, products and processes. We may direct Albert Einstein College of Medicine or our collaborators to file additional patent applications relating to the licensed technology or we may do so ourselves. However, our competitors may challenge, invalidate or circumvent any of our current or future patents. These patents may also fail to provide us with meaningful competitive advantages.

We may become involved in expensive litigation or other legal proceedings related to our existing intellectual property rights, including patents.

     We expect that we will rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information or be issued patents that may prevent the sale of our products or know-how or require us to license such information and pay significant fees or royalties in order to produce our products.

     Our technology could infringe upon claims of patents owned by others. If we were found to be infringing on a patent held by another, we might have to seek a license to use the patented technology. In that case, we might not be able to obtain such a license on terms acceptable to us, or at all. If a legal action were to be brought against us or our licensors, we could incur substantial defense costs, and any such action might not be resolved in our favor. If such a dispute were to be resolved against us, we could have to pay the other party large sums of money and our use of our technology and the testing, manufacture, marketing or sale of one or more of our proposed products could be restricted or prohibited.

Risks Relating to our Business and Strategy

Competition for qualified personnel in the pharmaceutical industry is intense, and if we are not successful in attracting and retaining qualified personnel, we could experience delays in completing necessary clinical trials and the regulatory approval process or in formulating, manufacturing, marketing and selling our potential products.

     We will need to hire additional qualified personnel with expertise in clinical research, preclinical testing, government regulation, formulation and manufacturing and sales and marketing. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals, particularly in the San Francisco Bay area, is intense, and our search for such personnel may not be successful. Attracting and retaining qualified personnel will be critical to our success.

Law enforcement concerns over diversion of opioids and social issues around abuse of opioids may make the regulatory approval process very difficult for our drug candidates.

     Media stories regarding the diversion of opioids and other controlled substances are commonplace. Law enforcement agencies or regulatory agencies may apply policies that seek to limit the availability of opioids. Such efforts may adversely affect the regulatory approval process for our drug candidates.

Developments by competitors may render our products or technologies obsolete or non-competitive.

     Alternative technologies and products are being developed to improve or replace the use of opioids for pain management, several of which are in clinical trials or are awaiting approval from the FDA. In addition, companies that sell generic opioid drugs represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel and partners for acquisitions, joint ventures or other collaborations.

Developments by competitors may establish standards of care that affect our ability to conduct our clinical trials as planned.

     We have conducted clinical trials of our products comparing our products to both placebo and other approved drugs. Changes in standards related to clinical trial design could affect our ability to design and conduct clinical trials as planned. For example, regulatory authorities may not allow us to compare our drug to placebo in a particular clinical indication where approved products are available. In that case, both the cost and the amount of time required to conduct a trial could increase.

Business interruptions could limit our ability to operate our business.

     Our operations as well as those of our collaborators on which we depend are vulnerable to damage or interruption from computer viruses, human error, natural disasters, telecommunication failures, international acts of terror and similar events. We have not established a formal disaster recovery plan and our back-up operations and our business interruption insurance may not be adequate to compensate us for losses we may suffer. A significant business interruption could result in losses or damages incurred by us and require us to cease or curtail our operations.

Risks Relating to Manufacturing

If third-party manufacturers of our product candidates fail to devote sufficient time and resources to our concerns, or if their performance is substandard, our clinical trials and product introductions may be delayed and our costs may be higher than expected.

     We have no manufacturing facilities and have limited experience in drug product development and commercial manufacturing. We lack the resources and expertise to formulate, manufacture or test the technical performance of our product candidates. We currently rely on a limited number of experienced personnel and a small number of contract manufacturers and other vendors to formulate, test, supply, store and distribute drug supplies for our clinical trials. Our reliance on a limited number of vendors exposes us to the following risks, any of which could delay our clinical trials, and, consequently, FDA approval of our product candidates and commercialization of our products, result in higher costs, or deprive us of potential product revenues:

•	Contract commercial manufacturers, their sub-contractors or other third parties we rely on, may encounter difficulties in achieving the volume of production needed to satisfy clinical needs or commercial demand, may experience technical issues that impact quality, and may experience shortages of qualified personnel to adequately staff production operations.

•	Our contract manufacturers could default on their agreements with us to provide clinical supplies or meet our requirements for commercialization of our products.

•	The use of alternate manufacturers may be difficult because the number of potential manufacturers that have the necessary governmental licenses to produce narcotic products is limited. Additionally, the FDA must approve any alternative manufacturer of our product before we may use the alternative manufacturer to produce our supplies. It may be difficult or impossible for us to find a replacement manufacturer on acceptable terms quickly, or at all. Our contract manufacturers and vendors may not perform as agreed or may not remain in the contract manufacturing business for the time required to successfully produce, store and distribute our products.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to such innovation.

We rely on third party commercial drug manufacturers for drug supply.

     Approved third party commercial drug manufacturers may subsequently be stopped from producing, storing, shipping or testing our drug products due to their non-compliance with federal, state or local regulations. Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the U.S. Drug Enforcement Agency, or DEA, and corresponding state and foreign government agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

Risks Relating to our Collaboration Agreements

If outside collaborators fail to devote sufficient time and resources to our drug development programs, or if their performance is substandard, our regulatory submissions and our product introductions may be delayed.

     We depend on independent investigators and collaborators, such as universities and medical institutions, to conduct our clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug development programs, or if their performance is substandard, the approval of our regulatory submissions and our introductions of new drugs will be delayed.

     Our collaborators may also have relationships with other commercial entities, some of which may compete with us. If outside collaborators assist our competitors to our detriment, the approval of our regulatory submissions will be delayed and the sales from our products will be less than expected.

Our collaborative agreements may not succeed or may give rise to disputes over intellectual property.

     Our strategy to focus on drug discovery of novel drugs discovered by third parties requires us to enter into collaborative agreements from time to time. Collaborative agreements are generally complex and contain provisions that could give rise to legal disputes. Such disputes can delay the development of potential new drug products, or can lead to lengthy, expensive litigation or arbitration. Collaborative agreements often take longer to conclude and may be more expensive to conduct than originally expected. Other factors relating to collaborative agreements may adversely affect the success of our potential products, including:

•	the development of parallel products by our collaborators or by a competitor;

•	arrangements with collaborative partners that limit or preclude us from developing certain products or technologies;

•	premature termination of a collaborative agreement; or

•	failure by a collaborative partner to devote sufficient resources to the development of our potential products.

Risks Relating to an Investment in our Common Stock

Our stock price has been volatile and could experience a sudden decline in value.

     Our common stock has experienced significant price and volume fluctuations and may continue to experience volatility in the future. You may not be able to sell your shares quickly or at the market price if trading in our stock is not active or the volume is low. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

•	results of our preclinical and clinical trials;

•	publicity regarding actual or potential medical results relating to products under development by us or others;

•	announcements of technological innovations or new commercial products by us or others;

•	developments in patent or other proprietary rights by us or others;

•	comments or opinions by securities analysts or major stockholders;

•	future sales of our common stock by existing stockholders;

•	regulatory developments or changes in regulatory guidance;

•	litigation or threats of litigation;

•	economic and other external factors or other disaster or crises;

•	the departure of any of our officers, directors or key employees;

•	period-to-period fluctuations in financial results; and

•	limited daily trading volume.

Volatility in the stock prices of other companies may contribute to volatility in our stock price.

     The stock market in general, and the NASDAQ National Market and the market for technology companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volatility in the market prices of securities of early stage and development stage life sciences companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

     The NASD and the Securities and Exchange Commission have proposed and are in the process of adopting certain new rules which, if adopted in their current form, may require us to make changes to the membership of our board of directors and audit and compensation committees. If we were unable to continue to comply with the new rules within the time frame prescribed by the NASD, we could be delisted from trading on such market, and thereafter trading in our common stock, if any, would be conducted through the over-the-counter market or on the Electronic Bulletin Board of the National Association of Securities Dealers, Inc. As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to the price of, our common stock. Delisting of our common stock could also result in lower prices per share of our common stock than would otherwise prevail.

Our share ownership is concentrated, and our officers, directors and principal stockholders can exert significant control over matters requiring stockholder approval.

     Due to their combined stock holdings, our officers, directors and principal shareholders (shareholders holding greater than 5% of our common stock) acting collectively may have the ability to exercise significant influence over matters requiring shareholder approval including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of the Company and may make some transactions more difficult or impossible to complete without the support of these shareholders.

Our operating results may fluctuate from quarter to quarter and this fluctuation may cause our stock price to decline.

     Our quarterly operating results have fluctuated in the past and are likely to fluctuate in the future. Factors contributing to these fluctuations include, among other items, the timing and enrollment rates of clinical trials for our product candidates, our need for clinical supplies and the re-measurement of certain deferred stock compensation. Thus, quarter-to-quarter comparisons of our operating results are not indicative of what we might expect in the future. As a result, in some future quarters our operating results may not meet the expectations of securities analysts and investors which could result in a decline in the price of our stock.

There may not be an active, liquid trading market for our common stock.

     There is no guarantee that an active trading market for our common stock will be maintained on the NASDAQ National Market. Investors may not be able to sell their shares quickly or at the latest market price if trading in our stock is not active.

USE OF PROCEEDS

     Pain will not receive any of the proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered hereby will be for the account of the Lender, as described below. See “Registering Stockholder” and “Plan of Distribution.”

REGISTERING STOCKHOLDER

     The following table sets forth as of June 9, 2003, the name of the Lender, the number of shares of common stock that the Lender owns and the number of shares of common stock owned by the Lender that may be offered for sale from time to time by this prospectus.

     The shares being offered by the Lender were acquired in connection with a private transaction on January 1, 1998. The Lender is currently, and has been for the three-year period prior to the date of this Registration Statement, a director of the Company and the Company’s President and Chief Executive Officer. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

	Shares Beneficially Owned			Shares Beneficially Owned
	Prior to Offering(1)		Number of	After Offering(1)(2)
Shares Being
Name of Stockholder	Number	Percent	Offered	Number	Percent

Remi Barbier	8,180,000	29.8%	5,000,000	8,180,000	29.8%

(1)	Based on 27,447,755 shares outstanding as of June 9, 2003.

(2)	Assumes that the Lender will not sell any shares registered under this registration statement.

PLAN OF DISTRIBUTION

     The Lender may enter into one or more Securities Loan Agreements with broker-dealers that, subject to certain restrictions and with the agreement of the Lender, permit such broker-dealers from time to time to borrow, return and reborrow shares of common stock from the Lender (referred to herein as the “borrowed shares”); provided, however, that the number of shares borrowed at any one time may not exceed 5,000,000, subject to adjustment to provide antidilution protection. The Lender does not intend to sell any shares pursuant to this prospectus and anticipates that all shares loaned pursuant to this prospectus will be returned to the Lender in accordance with the loan agreements to be entered into between the Lender and such broker-dealers. The Lender is making the shares available for such lending arrangements in order to enhance our ability to raise funds, from time to time, through the sale of our securities to qualified institutional buyers or pursuant to Regulation S under the Securities Act of 1933.

     The Lender may lend the shares to a broker-dealer for delivery on its own behalf or on behalf of its clients, to settle third party short sales of our common stock, or for the purpose of returning shares previously borrowed by broker-dealers to settle short sales. Any such sales will be made in the over-the-counter market at market prices prevailing at the time of sale or at prices related to such market prices. Shares that have been returned to the Lender may be reborrowed. This prospectus relates to any borrowing or reborrowing of the shares from the Lender by any broker-dealer pursuant to any Securities Loan Agreement.

     The Lender is not under any obligation to enter into any Securities Loan Agreement at any time. The foregoing description of the Securities Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Securities Loan Agreement, a form of which will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

     We will bear all other expenses incurred in connection with the registration of the shares, including printer’s and accounting fees and the fees, disbursements and expenses of counsel for us.

LEGAL MATTERS

     Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

     The financial statements of Pain Therapeutics, Inc. appearing in Pain Therapeutics, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of the Company as of December 31, 2001 and for each of the years in the two-year period ended December 31, 2001 have been incorporated by reference in this Prospectus in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference in this Prospectus and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the public conference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

(1)	Our Annual Report on Form 10-K, for the year ended December 31, 2002.

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

(3)	Our Current Report on Form 8-K filed with the SEC on April 29, 2003.

(4)	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on March 15, 2000, and any further amendment or report filed hereafter for the purpose of updating any such description.

     You may request a copy of any or all of the information that has been incorporated in this prospectus but that has not been delivered, at no cost, by writing or telephoning us at the following address or phone number:

Pain Therapeutics, Inc.
416 Browning Way
South San Francisco, California 94080
(650) 624-8200

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

          Prospective investors may rely only on the information contained in this prospectus. Neither Pain nor any selling stockholder has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

Pain Therapeutics, Inc.

5,000,000 Shares
Common Stock

PROSPECTUS

June 23, 2003

PART II

Information Not Required In Prospectus

Item 14. Other Expenses of Issuance and Distribution

          The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC registration fee	$2,544.31

Accounting fees and expenses	10,000.00
Legal fees and expenses	10,000.00
Miscellaneous	7,500.00

Total	$29,544.31

Item 15. Indemnification of Directors and Officers

          Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Our Certificate of Incorporation and our Bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require Pain, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act of 1933.

Item 16. Exhibits

EXHIBIT INDEX

Exhibit
Number	Notes	Description

5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

23.2		Consent of Ernst & Young LLP, Independent Auditors

23.3		Consent of KPMG LLP, independent accountants

24.1		Power of Attorney (contained on Page II-4)

99.1		Form of Master Securities Loan Agreement

Item 17. Undertakings

          (a)     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (d)     The undersigned Registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) for the purpose of determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on June 23, 2003.

PAIN THERAPEUTICS, INC.

By:	/s/ Remi Barbier

Remi Barbier
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Remi Barbier and Peter Roddy, and each of them, his true and lawful attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Remi Barbier Remi Barbier	President, Chief Executive Officer and Director (Principle Executive Officer)	June 23, 2003

/s/ Peter Roddy Peter Roddy	Chief Financial Officer(Principal Accounting and Financial Officer)	June 23, 2003

/s/ Robert Z. Gussin Robert Z. Gussin, Ph.D.	Director	June 23, 2003

/s/ Nadav Friedmann Nadav Friedmann, M.D., Ph.D.	Director	June 23, 2003

/s/ Michael J. O’Donnell Michael J. O’Donnell	Director	June 23, 2003

/s/ Sanford R. Robertson Sanford R. Robertson	Director	June 23, 2003

/s/ Richard G. Stevens Richard G. Stevens, CPA	Director	June 23, 2003

Index to Exhibits

Exhibit
Number	Notes	Description

5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

23.2		Consent of Ernst & Young LLP, Independent Auditors

23.3		Consent of KPMG LLP, independent accountants

24.1		Power of Attorney (contained on Page II-4)

99.1		Form of Master Securities Loan Agreement